Exhibit B

NATIONAL FUEL RESOURCES, INC.
BALANCE SHEET

                                                 AT SEPTEMBER 30,
                                            2003                  2002
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                     $ 1,879,960          $   689,281
  Accounts Receivable - Net                8,084,668            7,880,447
  Accounts Receivable - Interco              154,755            1,191,379
  Notes Receivable - Intercompany         28,100,000           37,000,000
  Reserve for Bad Debts                   (1,700,106)          (2,065,171)
  Gas Stored Underground                  14,481,613            4,056,533
  Other Current Assets                       286,028               95,699
                                          51,286,918           48,848,168

Property, Plant, and Equipment
  Furniture and Fixtures                   1,159,318              995,624
Less - Accumulated DD&A                     (987,883)            (870,877)
                                             171,435              124,747

Fair Market Value of Derivative
Financial Instruments-Asset                  348,743            3,807,384
Other Assets                               2,326,524               69,274

                                         $54,133,620          $52,849,573
                                         ===========          ===========

LIABILITIES
Current Liabilities:
  Accounts Payable                       $ 6,115,130          $ 1,870,830
  Accrued Liabilities                      3,668,546            3,166,521
  Current Income Taxes - Federal           1,082,914            2,845,346
  Accounts Payable - Intercompany           (932,582)             179,829
  Notes Payable - Intercompany                     0                    0
  Dividend Payable                           200,000              100,000
                                          10,134,008            8,162,526
Long Term Liabilities:
Deferred Income Taxes                     (2,073,878)          (2,236,974)
Fair Market Value of Derivative
Financial Instruments-Liability                    0                    0
Miscellaneous Deferred Credits            1,565,600             8,287,037
                                           (508,278)            6,050,063

Stockholder's Equity:
  Common Stock                                10,000               10,000
  Capital Paid in Excess of Par           33,490,000           33,490,000
  Retained Earnings                       11,111,448            5,943,128
  Unrealized Gain/Loss                      (103,558)            (806,144)
Total Equity                              44,507,890           38,636,984

                                         $54,133,620          $52,849,573
                                         ===========          ===========